Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” in each of the Statements of Additional Information and to the use of our report dated April 29, 2016, with respect to the financial statements of First Security Benefit Life Insurance and Annuity Company of New York and to the use of our report dated April 29, 2016, with respect to the financial statements of Variable Annuity Account A – EliteDesigns Variable Annuity and EliteDesigns II Variable Annuity, included in Post-Effective Amendment No. 15 to the Registration Statement under the Securities Act of 1933 (Form N‑4 No. 333‑142084) and Amendment No. 30 under the Investment Company Act of 1940 (Form N‑4 No. 811‑21104) and  the related Statement of Additional Information accompanying the Prospectuses for the EliteDesigns Variable Annuity and EliteDesigns II Variable Annuity.

/s/ Ernst & Young LLP

Kansas City, Missouri
April 29, 2016